Exhibit 99.1 Summary of DTE Electric’s Rate Case Filing U-20561 DTE Electric Company (DTE Electric) filed a general rate case on July 8, 2019 with the Michigan Public Service Commission (MPSC). This document is a summary of DTE Electric’s filing. The full testimony of the filing will be available on the MPSC’s website (http://efile.mpsc.state.mi.us/efile/) under case number U-20561. DTE Electric is focused on providing clean, affordable and reliable energy. This case allows DTE Electric to continue to make the investments needed to modernize and improve its infrastructure to ensure it is able to provide power to Michigan families and businesses now and in the future. Projected test year: May 1, 2020 through April 30, 2021 Major components of the rate filing: Amount Item ($ millions) Description Plant additions $157 $1.2 billion increase in net plant; primarily distribution and generation Capital structure 62 Primarily ROE (10.5%) O&M 88 Primarily driven by inflation and incentive compensation Sales / revenue 43 Energy efficiency Other 1 Revenue deficiency $351 Plant additions The projected average rate base for the test year is $18.3 billion. The rate base increase is primarily driven by continued infrastructure investments to improve distribution reliability and ensure generation availability. The investments will be used to replace aging distribution infrastructure by upgrading circuits to improve reliability, redesigning substations to avoid system overload and adding remote monitoring capabilities to detect outages, as well as to invest in long-term generation assets. Capital structure Return on equity (ROE) of 10.5% is a 50 bps increase from the current authorized ROE of 10.0%. Weighted cost of capital is 5.73% after tax, 7.15% pre-tax with a permanent capital structure of 50% equity and 50% long-term debt.

Operation and maintenance expense Increase is primarily driven by wage escalation and inclusion of total incentive compensation. Lower electric sales forecast Projected period sales are 41,307 GWh for bundled sales and 4,700 for electric choice sales. The bundled sales are lower than sales levels approved in the last rate case due to energy efficiency. Residential customer impact Proposed rate increase would increase the average residential bill by less than $10 per month. Low-income renewables pilot program The Company is proposing to implement a low-income renewables pilot program that will better enable low income customers to participate in the Company’s MIGreenPower (MIGP) program. For further information, please contact DTE Energy’s investor relations group at (313) 235-8030. 2